UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2020

AgroFresh Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36316	46-4007249
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA	19106
(Address of Principal Executive Offices)	(Zip Code)

(267) 317-9139

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AGFS	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	AGFSW	The Nasdaq Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On July 27, 2020 (the “Closing Date”), AgroFresh Solutions, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the other Loan Parties party thereto, Bank of Montreal, as administrative agent (“Administrative Agent”) and the lenders party thereto. The Credit Agreement amends and restates in its entirety the Credit Agreement, dated as of July 31, 2015, among certain subsidiaries of the Company, the Administrative Agent and the lenders and other parties thereto (the “Original Credit Agreement”). Capitalized terms used in this Item 1.01 and not otherwise defined have the meanings given to them in the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.

The Credit Agreement provides for a $25 million revolving credit facility (the “Revolving Credit Facility”) which matures on June 30, 2024, and a $275 million term credit facility (the “Term Credit Facility” and, together with the Revolving Credit Facility, the “Credit Facility”), which matures on December 31, 2024. The Credit Facility includes a $5 million swingline commitment and a $10 million letter of credit sublimit.

Loans under the Term Credit Facility bear interest at a rate equal to, at the Company’s option, either the Adjusted Eurodollar Rate for the interest period in effect for such borrowing plus an Applicable Rate of 6.25% per annum, or the Alternate Base Rate plus an Applicable Rate of 5.25% per annum. Loans under the Revolving Credit Facility bear interest at a rate equal to, at the Company’s option, the Adjusted Eurodollar Rate for the interest period in effect for such borrowing plus the Applicable Rate ranging from 6.25% to 6.00% per annum, based upon the Total Net Leverage Ratio, or the Alternate Base Rate plus an Applicable Rate ranging from 5.25% to 5.00% per annum, based upon the Total Net Leverage Ratio. The Company is required to pay a commitment fee on the unused portion of the Revolving Credit Facility at a rate ranging from 0.5% to 0.375%, based upon the Total Net Leverage Ratio.

The obligations of AgroFresh Inc., a wholly-owned subsidiary of the Company and the borrower under the Credit Facility, are initially guaranteed by the Company and the Company’s wholly-owned subsidiary, AF Solutions Holdings LLC (together with AgroFresh Inc. and the Company, the “Loan Parties”) and may in the future be guaranteed by certain other domestic subsidiaries of the Company. The obligations of the Loan Parties under the Credit Agreement and other loan documents are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and equity interests of certain foreign subsidiaries of the Loan Parties held by the Loan Parties (subject to certain exclusions and limitations).

The Company is required to make mandatory prepayments of outstanding indebtedness under the Credit Agreement under certain circumstances, including specified percentages (which are subject to step-downs based on the Senior Secured Net Leverage Ratio) of excess cash flow and a portion of certain specified litigation proceeds received.

The Credit Agreement contains customary events of default, representations and warranties and affirmative and negative covenants applicable to the Loan Parties and their consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Under the terms of the Credit Agreement, the Company is required to comply with a springing Senior Secured Net Leverage Ratio and a maximum capital expenditures test.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, the Company consummated the issuance and sale of 150,000 shares of the Company’s newly-designated Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), pursuant to the terms of the previously-announced Investment Agreement, dated as of June 13, 2020 (the “Investment Agreement”), between the Company and PSP AGFS Holdings, L.P. (the “Investor”), an affiliate of Paine Schwartz Partners, LLC (“Paine Schwartz Partners”). The Company previously filed the Investment Agreement as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on June 15, 2020.

In connection with the Closing, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 27, 2020. The Registration Rights Agreement provides that the Company will use its commercially reasonable efforts to prepare and file a shelf registration statement with the SEC no later than the first business day after the expiration of the Restricted Period (as defined in the Investment Agreement) and to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as promptly as is reasonably practicable after its filing to permit the public resale of registrable securities covered by the Registration Rights Agreement. The registrable securities generally include any shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), into which the Series B-1 Preferred Stock (or any other shares of the Company’s preferred stock issuable in addition to, or in exchange for, the Series B-1 Preferred Stock pursuant to the terms of the Investment Agreement) is convertible, and any other securities issued or issuable with respect to any such shares of Common Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

The Company generally will be required to effect registrations for up to three underwritten offerings of the registrable securities within any twelve-month period during the term of the Registration Rights Agreement, subject to certain limitations, including that the anticipated gross proceeds of any offering be at least $25 million. The Investor is also entitled to customary “piggy-back” registration and shelf take-down rights.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01, under the terms of the Investment Agreement, the Company issued shares of Series B-1 Preferred Stock to the Investor on the Closing Date. This issuance and sale was exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act. The Series B-1 Preferred Stock issued pursuant to the Investment Agreement and the Common Stock issuable upon conversion of the Series B-1 Preferred Stock may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in Item 5.03 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Investment Agreement, on the Closing Date the Company’s Board of Directors (the “Board”) increased the size of the Board to ten members and appointed two designees of the Investor, Kevin Schwartz and Alexander Corbacho, to fill the newly-created vacancies.

Mr. Schwartz, age 45, is Chief Executive Officer and a Founding Partner at Paine Schwartz Partners. Prior to co-founding Paine Schwartz Partners in 2006, Mr. Schwartz was a Managing Director at Fox Paine & Company, LLC, which he joined in 2002. Prior to joining Fox Paine & Company, LLC, he worked for the private equity firms Fremont Partners, where he assisted with the management of approximately $1.7 billion of funds, and American Industrial Partners, which managed approximately $1 billion of funds. He began his professional career at Goldman, Sachs & Co. in the Investment Banking Division focusing on financial analysis of mergers, acquisitions, divestitures, public and private financings and other corporate transactions. He is currently a director of the following private companies: Advanced Agrilytics, FoodChain ID, Lyons Magnus, SNFL Group, Verdesian Life Sciences, LLC, and Prima Wawona. He also previously served as a director of the following private companies: AgBiTech, Costa Group Holdings Pty Ltd., Sunrise Growers, Verisem, Advanta, Icicle Seafoods, Inc., Seminis, VCST Industrial Products and United American Energy. He is a graduate of the University of Illinois (Bachelor of Science in Accountancy) and was raised in Moline, Illinois.

Mr. Corbacho, age 32, is a Director at Paine Schwartz Partners. Mr. Corbacho joined Paine Schwartz Partners in 2012. He began his career at UBS Investment Bank in the firm’s Leveraged Finance Origination Group. While there, he worked to provide debt financing, capital structure solutions, and advisory services for a variety of companies and financial sponsors, including Paine Schwartz Partners. He currently serves as a director of the following private companies: SNFL Group, Verdesian Life Sciences, LLC, and Verisem. He is a graduate of Boston University (Bachelor of Science in Business Administration, cum laude) and was raised in Wellesley, Massachusetts.

The Company is not aware of any transactions with Mr. Schwartz or Mr. Corbacho that would require disclosure under Item 404(a) of Regulation S-K, other than the transactions consummated pursuant to the terms and conditions of the Investment Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, the Company filed the Certificate of Designation of Series B-1 Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, setting forth the terms, rights, obligations and preferences of the Series B-1 Preferred Stock. The Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing.

The Series B-1 Preferred Stock ranks senior to the Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series B-1 Preferred Stock has a liquidation preference of $1,000 per share (the “Stated Value”). Holders of the Series B-1 Preferred Stock will be entitled to a cumulative dividend at a rate of 16% per annum, of which 50% will be payable in cash and 50% will be payable in kind until the first anniversary of the Closing Date, after which 50% will be payable in cash, 37.5% will be payable in kind, and the remaining 12.5% will be payable in cash or in kind, at the Company’s option, subject in each case to adjustment under certain circumstances. Dividends on the Series B-1 Preferred Stock will be cumulative and payable quarterly in arrears. All dividends that are paid in kind will accrete to, and increase, the Stated Value. The applicable dividend rate is subject to increase by 2% per annum during any period that the Company is in breach of certain provisions of the Certificate of Designation.

The Series B-1 Preferred Stock is convertible into Common Stock at the election of the holder at any time at an initial conversion price of $5.00 (the “Conversion Price”). The Conversion Price is subject to customary adjustments, including for stock splits and other reorganizations affecting the Common Stock and pursuant to certain anti-dilution provisions for below market issuances.

The Company may redeem any or all of the Series B-1 Preferred Stock for cash at any time, subject, in the case of any partial redemption, to a minimum redemption amount and a minimum amount of Series B-1 Preferred Stock remaining outstanding. The redemption price of each share of Series B-1 Preferred Stock (the “Redemption Price”) would be (i) prior to the first anniversary of the Closing Date, an amount sufficient to cause the multiple on invested capital (“MOIC”), as defined in the Certificate of Designation, of such share to be 1.5, (ii) after the first anniversary and on or before the second anniversary of the Closing Date, an amount sufficient to cause the MOIC of such share to be 1.75, and (iii) from and after the second anniversary of the Closing Date, an amount sufficient to cause the MOIC of such share to be 2.0. Notwithstanding the foregoing, from and after the third anniversary of the Closing Date, the Company would have the option to redeem the Series B-1 Preferred Stock at a redemption price equal to 100% of the liquidation preference of the shares of such series, plus any accrued and unpaid dividends thereon (the “Alternative Redemption Price”), if the volume-weighted average price per share of the Common Stock for the 20 trading days prior to the redemption date is at least $8.00 and a specified minimum average daily trading volume condition with respect to the Common Stock is satisfied (and if such conditions are not satisfied, the Company would have the option to redeem the Series B-1 Preferred Stock at a price per share equal to the greater of the Redemption Price and the Alternative Redemption Price).

In the event of a Change of Control (as defined in the Certificate of Designation), the Company would be required to make an offer to repurchase all of the then-outstanding shares of Series B-1 Preferred Stock for cash consideration per share equal to the greater of (i) the then-applicable Redemption Price or, in the event of a Change of Control after the third anniversary of the Closing Date, the Alternative Redemption Price, and (ii) the amount such holders would be entitled to receive at such time if the Series B-1 Preferred Stock were converted into Common Stock.

The Certificate of Designation provides that holders of the Series B-1 Preferred Stock shall have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law, but in no event will the holders of Series B-1 Preferred Stock have the right to vote shares of Series B-1 Preferred Stock on as as-converted basis in excess of 19.99% of the voting power of the Common Stock outstanding.

Under the Investment Agreement, the Company is required to take certain specified efforts to seek stockholder approval, for purposes of Nasdaq listing rules, of the issuance of more than 20% of the Company’s outstanding Common Stock. Until such stockholder approval is received, the terms of the Preferred Stock limit the number of shares of Common Stock into which the Preferred Stock can be converted to 19.99% of the number of shares of Common Stock outstanding (the “Conversion Limitation”). Following the approval of the transactions contemplated by the Investment Agreement by the Australian Foreign Investment Review Board, the Company will issue to the Investor, for no additional consideration, up to 150,000 shares of the Company’s newly-designated Series B-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock”). Shortly thereafter, all of the outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock will be exchanged for up to 150,000 shares of the Company’s newly-designated Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock will have the same terms as the Series B-1 Preferred Stock, except that it will not be subject to the Conversion Limitation provided that the Company shall have received stockholder approval, for purposes of Nasdaq listing rules, of the issuance of more than 20% of the Company’s outstanding Common Stock.

The foregoing description of the Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designation, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On July 27, 2020, the Company issued a press release (the “Press Release”) announcing the execution of the Credit Agreement and the consummation of the sale of the Series B-1 Preferred Stock. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

3.1	Certificate of Designation of Series B-1 Convertible Preferred Stock.

10.1	Amended and Restated Credit Agreement, dated July 27, 2020.

10.2	Registration Rights Agreement, dated July 27, 2020, between the Company and PSP AGFS Holdings, L.P.

99.1	Press Release issued by the Company on July 27, 2020.

104	The cover page from this current report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 29, 2020

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name:	Thomas Ermi
Title:	Vice President and General Counsel